Exhibit 99.1

BioAmber Receives Favourable Court Ruling and Approval for DIP Financing

Montreal, Canada, June 18, 2018. BioAmber Inc. (OTCPK: BIOA) (“BioAmber”) announced today that it has received formal Quebec court approval for debtor-in-possession (DIP) financing.    This funding will enable the execution of the Sales and Investor Solicitation Process (SISP) that commenced on June 1, 2018, as well as the continued operations of the Sarnia manufacturing facility.

Highlights of the court ruling include:

•	For the SISP, non-binding letters of intent (“LOIs”) are now due by June 29, 2018, with binding term sheets being due by July 31, 2018;

•	The stay of proceedings against the petitioners has been extended by the court to July 31, 2018, consistent with the timing of the SISP;

•	A CAN$3 million DIP financing, provided by Maynbridge Capital, will be disbursed to BioAmber in two tranches: up to CAN$2 million can be disbursed through July 31 and an additional CAN$1 million can be disbursed after July 31, assuming the receipt of an LOI.

“The approval of DIP financing is a positive milestone in the continued restructuring of BioAmber. Throughout the process, BioAmber is successfully serving our customer base and continues to supply high quality bio-succinic acid to companies around the world. We would like to thank our customers for their support and willingness to work with us through this process. With this favorable court decision, we are pleased to be able to continue operations in Sarnia to meet the growing demand we’re seeing from the market,” stated Rick Eno, Chief Executive Officer. “In the longer term, BioAmber has a number of strategic and financial investors evaluating an investment as part of the SISP. We are optimistic that the closing of a transaction will provide our customers long term supply assurance from the Sarnia facility. We will continue to provide updates throughout the process.”

Pursuant to the Notice of Intent (NOI) filing on May 4, 2018, PricewaterhouseCoopers Inc. (“PWC”) has been appointed as the trustee in the proposal proceedings of BioAmber Sarnia Inc. and BioAmber Canada Inc., and in that capacity is monitoring and assisting BioAmber in its restructuring effort. Please contact Rick Eno, BioAmber, or Claudio Filippone, PWC, for information on participation in the SISP.

There can be no guarantee (i) that BioAmber will be successful in securing further financing or achieving its restructuring objectives, or (ii) that, in the event of the completion of its restructuring process, BioAmber’s shares will have any value. Failure by BioAmber to achieve its financing and restructuring goals will likely result in BioAmber and/or its subsidiaries filing for bankruptcy.

About BioAmber

BioAmber is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products. For more information visit www.bio-amber.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about BioAmber. BioAmber may use words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” “plan,” “projected” or the negative of such words or other similar words or phrases to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not BioAmber will be able to generate sufficient cash flows and obtain the additional financing necessary to continue its operations and to grow its business or whether it will need to reduce and/or cease its operations. For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber’s public filings with the SEC, including the risks discussed under the heading “Item 1.A Risk Factors” in the BioAmber’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and under the heading “Risk Factors” of the recently filed prospectus supplement. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and BioAmber undertakes no obligation to update such statements as a result of new information, except as required under applicable securities laws.

BioAmber Contact

Rick Eno

Chief Executive Officer

514-844-8000 Ext. 100

Email: richard.eno@bio-amber.com

PWC Contact

Claudio Filippone, CPA, CA, CIRP, LIT

Senior Vice-President

PricewaterhouseCoopers Inc., LIT

T : +1 514 205-5671| C : +1 514 501-0084

Email: claudio.filippone@ca.pwc.com

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